Exhibit 99.1

Alnylam Pharmaceuticals Reports Third Quarter 2011 Financial Results

– Advanced ALN-TTR01 for Treatment of Transthyretin-Mediated Amyloidosis in Phase I Trial; On Track for Data in November 2011 –

– Initiated Phase I Trial with ALN-PCS for Treatment of Severe Hypercholesterolemia; On Track for Data at Year’s End –

– Selected ALN-APC for Treatment of Hemophilia as New “Alnylam 5x15” Program –

– Maintained Strong Balance Sheet with $286 Million in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 1, 2011--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the third quarter 2011, and company highlights.

“To date in 2011, we have made solid progress in transforming Alnylam from a platform company to a product company focused on advancing RNAi therapeutic programs to patients. We currently have four programs in clinical development, which include ALN-TTR01 for the treatment of transthyretin-mediated amyloidosis and ALN-PCS for the treatment of severe hypercholesterolemia, both part of our ‘Alnylam 5x15’ product strategy,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “The next couple of months promise to be a very exciting and important time for the company, particularly from the standpoint of clinical activity data from our ALN-TTR01 and ALN-PCS Phase I studies. These results will also provide key insights on our first generation and second generation lipid nanoparticle delivery technologies. All told, we believe that successful results from these studies, if achieved, will provide substantial support for our ‘Alnylam’s 5x15’ product strategy, as well as for RNAi therapeutics in general as a new class of innovative medicines.”

“Specifically in the third quarter and recent period, we initiated dosing in our Phase I clinical trial of ALN-PCS, where we aim to demonstrate safety and tolerability, as well as evidence of clinical activity, in subjects with elevated baseline LDL cholesterol. In addition, we selected ALN-APC, an RNAi therapeutic targeting protein C for the treatment of hemophilia, as the fourth program in our ‘Alnylam 5x15’ initiative; we aim to advance this program into clinical development in 2013. In addition to key clinical data from our ALN-TTR01 and ALN-PCS programs, the remainder of this year will be important as we expect to file regulatory documents in our ALN-TTR02 at or around year’s end,” said Barry Greene, President and Chief Operating Officer of Alnylam. “On the business development front, we were pleased to have formed a collaboration on our newly disclosed VaxiRNA™ technology with GlaxoSmithKline focused on certain vaccine products, including influenza. This new collaboration highlights Alnylam’s leadership in advancing broad applications of RNAi in medicine.”

Cash, Cash Equivalents and Total Marketable Securities

At September 30, 2011, Alnylam had cash, cash equivalents and total marketable securities of $286.2 million, as compared to $349.9 million at December 31, 2010.

Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the third quarter of 2011 was $13.2 million, or $0.31 per share on both a basic and diluted basis (including $4.3 million, or $0.10 per share of non-cash stock-based compensation expense), as compared to a net loss of $9.6 million, or $0.23 per share on both a basic and diluted basis (including $4.5 million, or $0.11 per share of non-cash stock-based compensation expense), for the same period in the previous year.

Revenues

Revenues were $20.8 million for the third quarter of 2011, as compared to $27.7 million for the same period last year. Revenues for the third quarter of 2011 included $14.0 million of collaboration revenues related to the company’s alliance with Roche, $5.5 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited, and $1.3 million of expense reimbursement, amortization, and/or license fee revenues from Novartis, Cubist Pharmaceuticals, Inc., Biogen Idec Inc., and other sources.

Research and Development Expenses

Research and development (R&D) expenses were $24.3 million in the third quarter of 2011, which included $2.8 million of non-cash stock-based compensation, as compared to $27.5 million in the third quarter of 2010, which included $2.7 million of non-cash stock-based compensation. The decrease in R&D expenses in the third quarter of 2011 as compared to the prior year period was due primarily to lower external service expenses, including pre-clinical costs associated with the company’s ALN-PCS program.

General and Administrative Expenses

General and administrative (G&A) expenses were $9.0 million in the third quarter of 2011, which included $1.5 million of non-cash stock-based compensation, as compared to $8.9 million in the third quarter of 2010, which included $1.8 million of non-cash stock-based compensation. G&A expenses remained consistent for the third quarter of 2011 as compared to the prior year period.

Regulus Therapeutics

Equity in loss of joint venture was $0.5 million and $1.2 million for the third quarter of 2011 and 2010, respectively, related to Alnylam’s share of the net losses incurred by Regulus.

Interest Income

Interest income was $0.3 million for the third quarter of 2011, as compared to $0.6 million for the third quarter of 2010. The decrease in interest income was due primarily to lower average cash, cash equivalents and total marketable securities balances as compared to the prior year.

2011 Financial Guidance

Alnylam expects its cash, cash equivalents and total marketable securities balance will be greater than $250 million at December 31, 2011.

“Alnylam continues to maintain a solid balance sheet, ending the third quarter with approximately $286 million in cash, which remains a leading net cash position across the entire biotechnology industry,” said Michael Mason, Vice President, Finance and Treasurer of Alnylam. “Our strong financial position enables us to continue investing in the advancement of our pipeline. Regarding guidance, we remain on track to finish the year with greater than $250 million in cash.”

Third Quarter 2011 and Recent Significant Corporate Highlights

“Alnylam 5x15” Program Highlights

  Continued Enrollment in ALN-TTR01 Phase I Clinical Study. Alnylam continued enrollment in a blinded, randomized, placebo-controlled, single dose escalation Phase I clinical trial of ALN-TTR01, an RNAi therapeutic targeting transthyretin (TTR) for TTR-mediated amyloidosis (ATTR), designed to enroll up to 36 patients with ATTR. The company expects to present data from this study at the International Symposium on Familial Amyloidotic Polyneuropathy being held November 20 – 22, 2011 in Kumamoto, Japan. In parallel, Alnylam is also advancing ALN-TTR02, which utilizes proprietary Alnylam second generation delivery technology, and plans to file an investigational new drug (IND) or IND equivalent application at or around year’s end.
  Initiated Phase I Clinical Study with ALN-PCS for Treatment of Severe Hypercholesterolemia. Alnylam initiated dosing in a Phase I clinical trial with ALN-PCS, an RNAi therapeutic targeting PCSK9 for the treatment of severe hypercholesterolemia. The Phase I trial is being conducted in the U.K. as a randomized, single-blind, placebo-controlled, single-ascending dose study, enrolling approximately 32 healthy volunteer subjects with elevated baseline low-density lipoprotein cholesterol (LDLc), or “bad” cholesterol. The study is aimed at evaluating the safety and tolerability of a single dose of ALN-PCS, with patients being enrolled into five sequential cohorts of increasing doses ranging from 0.015 to 0.25 mg/kg. In addition, the study will evaluate clinical activity of ALN-PCS based on measurements of plasma PCSK9 protein and serum LDLc levels. Alnylam expects to present data from this study at or around year’s end.
  Expanded “Alnylam 5x15” RNAi Therapeutic Pipeline with ALN-APC for Treatment of Hemophilia. Alnylam selected its fourth program in its “Alnylam 5x15” initiative: ALN-APC, an RNAi therapeutic targeting protein C for the treatment of hemophilia. By reducing levels of protein C – a natural anticoagulant protein – ALN-APC is designed to act by increasing thrombin generation and reducing the frequency of bleeding in hemophilia patients, including patients with inhibitors against their replacement factors. Targeting protein C in hemophilia is validated in human genetics, where hemophilia patients who have co-inherited factor V Leiden, a single nucleotide polymorphism which results in protein C resistance, have a reduced incidence of bleeding. At the 7th Annual Meeting of the Oligonucleotides Therapeutics Society in September 2011, Alnylam presented pre-clinical data from its ALN-APC program showing dose-dependent silencing of the protein C mRNA with an ED50 of 0.02 mg/kg. When administered as a single intravenous dose of 0.3 mg/kg, the lipid nanoparticle (LNP)-formulated siRNA achieved 90% silencing of protein C mRNA within 24 hours with effects lasting for over two weeks. Further, administration of the siRNA resulted in marked reductions in protein C plasma levels. Alnylam expects to advance this program into clinical development in 2013.

Recent Partner Program Highlights

  Completed Phase I Clinical Study of ALN-VSP. Alnylam completed treatment of patients in the Phase I study protocol with ALN-VSP, a systemically delivered RNAi therapeutic for the treatment of liver cancers, with patients continuing treatment in a separate extension study. A total of 41 patients were enrolled and treated, together receiving 209 doses of drug. As of November, three patients with disease control continue to receive ALN-VSP under an extension protocol, including an endometrial cancer patient with an ongoing partial response who has now received drug for more than 17 months. The company expects to partner its ALN-VSP program prior to initiating a Phase II clinical study.
  Continued Enrollment in ALN-RSV01 Phase IIb Clinical Study. Alnylam continued enrollment in its Phase IIb study of ALN-RSV01, an RNAi therapeutic for the treatment of respiratory syncytial virus (RSV)-infected lung transplant patients. The company is on track to complete an interim analysis, which is blinded to Alnylam and investigators, by the end of 2011 and expects to report data from this study in 2012.

Business and Organizational Highlights

  Formed Collaboration with GlaxoSmithKline on RNAi Technology for Vaccine Production. Alnylam formed a collaboration on its newly disclosed VaxiRNATM technology with GlaxoSmithKline (GSK) focused on certain GSK vaccine products, including influenza. Specifically, VaxiRNA applies siRNAs for the silencing of target genes that limit or prevent efficient growth of viruses in vaccine manufacturing systems, including those in cell culture and in chicken eggs. GSK, a leading vaccine manufacturer, is the first company to form a collaboration accessing this new platform. Under the terms of the agreement, GSK has agreed to provide research funding and certain success-based milestone payments to Alnylam. If successfully applied in the manufacture of commercial product, Alnylam will also have the right to receive commercial payments on unit product sales. In addition, GSK has obtained an option for VaxiRNA applications toward two additional vaccine products.

Conference Call Information

Management will provide an update on the company, discuss third quarter 2011 results, and discuss expectations for the future via conference call on November 1, 2011 at 4:30 p.m. ET. A corporate slide presentation will also be available on the News & Investors page of the company’s website, www.alnylam.com, to accompany the conference call. To access the call, please dial 866-783-2142 (domestic) or 857-350-1601 (international) five minutes prior to the start time and provide the passcode 29283880. A replay of the call will be available beginning at 7:30 p.m. ET on November 1, 2011. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 75309060.

A live audio webcast of the call will also be available on the News & Investors page of the company’s website, www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event.

About “Alnylam 5x15™”

The “Alnylam 5x15” strategy, launched in January 2011, establishes a path for development and commercialization of novel RNAi therapeutics to address genetically defined diseases with high unmet medical need. Products arising from this initiative share several key characteristics including: a genetically defined target and disease; the potential to have a major impact in a high unmet need population; the ability to leverage the existing Alnylam RNAi delivery platform; the opportunity to monitor an early biomarker in Phase I clinical trials for human proof of concept; and the existence of clinically relevant endpoints for the filing of a new drug application (NDA) with a focused patient database and possible accelerated paths for commercialization. This strategy leverages Alnylam’s clinical progress on siRNA delivery, including definitive human proof-of-concept data for systemic delivery. By the end of 2015, the company expects to have five such RNAi therapeutic programs in advanced clinical development. These include ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-PCS for the treatment of severe hypercholesterolemia, ALN-HPN for the treatment of refractory anemia, ALN-APC for the treatment of hemophilia, and one additional program from the company’s ongoing discovery efforts that will be designated at or around the end of 2011. Alnylam intends to focus on developing and commercializing certain products arising under the “Alnylam 5x15” strategy itself in the United States and potentially certain other countries; the company will seek development and commercial partners for other core products both in the United States and in other global territories.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNAs (siRNAs), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines with a core focus on RNAi therapeutics for the treatment of genetically defined diseases, including ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-PCS for the treatment of severe hypercholesterolemia, ALN-HPN for the treatment of refractory anemia, and ALN-APC for the treatment of hemophilia. As part of its “Alnylam 5x15TM” strategy, the company expects to have five RNAi therapeutic products for genetically defined diseases in advanced stages of clinical development by the end of 2015. Alnylam has additional partner-based programs in clinical or development stages, including ALN-RSV01 for the treatment of respiratory syncytial virus (RSV) infection, ALN-VSP for the treatment of liver cancers, and ALN-HTT for the treatment of Huntington’s disease. The company’s leadership position on RNAi therapeutics and intellectual property have enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, and Cubist. In addition, Alnylam and Isis co-founded Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics; Regulus has formed partnerships with GlaxoSmithKline and Sanofi. Alnylam has also formed Alnylam Biotherapeutics, a division of the company focused on the development of RNAi technologies for application in biologics manufacturing, including recombinant proteins and monoclonal antibodies. Alnylam’s VaxiRNA™ platform applies RNAi technology to improve the manufacturing processes for vaccines; GlaxoSmithKline is a collaborator in this effort. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 100 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, and Cell. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, statements regarding Alnylam’s expectations with respect to its “Alnylam 5x15” product strategy, Alnylam’s views with respect to the potential for RNAi therapeutics, including ALN-TTR01 and ALN-TTR02, ALN-PCS, ALN-HPN, ALN-APC, ALN-VSP, ALN-RSV01, and ALN-HTT, its expectations with respect to the timing and success of its clinical and pre-clinical trials, the expected timing of regulatory filings, including its plan to file an IND or IND equivalent application and initiate clinical trials for ALN-TTR02, and advance ALN-APC into clinical development, its expectations regarding the reporting of data from its ALN-TTR01, ALN-PCS and ALN-RSV clinical trials, its views with respect to the potential for VaxiRNA to apply RNAi technology to improve the manufacturing process for vaccines, its expectations regarding the receipt of research funding, milestone payments and payments on unit product sales under its collaboration with GlaxoSmithKline, and its expected cash position at the end of 2011, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities; Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; obtaining regulatory approval for products; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on current and future collaborators; the successful defense of litigation; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net revenues from research collaborators	$20,791	$27,668	$62,302	$78,849

Operating expenses:
Research and development (1)	24,274	27,468	75,926	80,304
General and administrative (1)	8,955	8,928	27,608	30,205
Total operating expenses	33,229	36,396	103,534	110,509
Loss from operations	(12,438)	(8,728)	(41,232)	(31,660)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics Inc.)	(467)	(1,226)	(2,551)	(6,723)
Interest income	265	602	969	1,833
Other income (expense)	(597)	20	(532)	52
Total other income (expense)	(799)	(604)	(2,114)	(4,838)
Loss before income taxes	(13,237)	(9,332)	(43,346)	(36,498)
Benefit from income taxes	—	(298)	—	(87)
Net loss	$(13,237)	$(9,630)	$(43,346)	$(36,585)

Net loss per common share - basic and diluted	$(0.31)	$(0.23)	$(1.02)	$(0.87)

Weighted average common shares used to compute basic and diluted net loss per common share	42,654	42,123	42,389	41,989

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$2,789	$2,725	$8,284	$9,200
General and administrative	1,469	1,786	4,310	5,706

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	September 30,	December 31,
	2011	2010
Cash, cash equivalents and total marketable securities	$286,239	$349,904
Collaboration receivables	2,027	3,450
Income taxes receivable	—	10,669
Prepaid expenses and other current assets	4,909	6,889
Property and equipment, net	15,309	18,289
Investment in joint venture (Regulus Therapeutics Inc.)	1,421	3,616
Intangible assets, net	318	448
Total assets	$310,223	$393,265
Accounts payable and accrued expenses	$17,716	$20,428
Total deferred revenue	160,537	211,108
Total deferred rent	3,368	3,353
Other long-term liabilities	729	143
Total stockholders’ equity (42.7 million and 42.3 million common shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively)	127,873	158,233
Total liabilities and stockholders' equity	$310,223	$393,265

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2010.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Senior Director, Investor Relations and
Corporate Communications
or
Michael Mason, 617-551-8327
Vice President, Finance and Treasurer